Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Grayscale Digital Large Cap Fund LLC (the “Fund”) on Amendment No.3 to Form S-3 (Registration No. 333-286293) of our report dated September 6, 2024, with respect to our audit of the financial statements of the Fund as of June 30, 2024 and 2023, and for the two years ended June 30, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus. We were dismissed as auditors on September 6, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for the periods after the date of our dismissal.

/s/ Marcum LLP

New York, NY

June 26, 2025